EXHIBIT 4.7

                                    AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into as of June ___, 1999, by and among Medical Industries of America, Inc., a corporation duly incorporated and existing under the laws of the State of Florida (the "Company") and Swartz Private Equity, LLC (hereinafter referred to as "Swartz").

                                    RECITALS:

      WHEREAS, pursuant to the Company's offering ("Equity Line ") of up to Twenty Five Million Dollars ($25,000,000), excluding any funds paid upon exercise of the Warrants, of Common Stock of the Company pursuant to that certain Letter of Intent dated on or about May 19, 1999 (the "Letter of Intent") between the Company and Swartz, the Company has agreed to sell and Swartz has agreed to purchase, from time to time as provided in the Investment Agreement, shares of the Company's Common Stock for a maximum aggregate offering amount of Twenty Five Million Dollars ($25,000,000); and

      WHEREAS, pursuant to the terms of the Letter of Intent, the Company has agreed, among other things, to issue to the Subscriber Commitment Warrants, as defined in the Letter of Intent, to purchase a number of shares of Common Stock, exercisable for five (5) years from their respective dates of issuance.

                                     TERMS:

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. ISSUANCE OF COMMITMENT WARRANTS. As compensation for entering into the Equity Line, Swartz shall receive a warrant convertible into 425,000 shares of Medical Industries Common Stock, in the form attached hereto as EXHIBIT A (the "Commitment Warrants").

2. VESTING OF COMMITMENT WARRANTS. Upon receipt by Swartz of the Commitment Warrant executed by Medical Industries, Swartz shall deliver Medical Industries all legal documentation required to close the Equity Line transaction ("the Closing Documents"). During the 10 business day period following receipt of the Closing Documents by Medical Industries (the "Document Review Period"), Medical Industries and its counsel shall review the Closing Documents and negotiate any necessary modifications with Swartz's counsel. Should Medical Industries wish to reject the Closing Documents (as modified by mutual agreement) it must do so on or before the last day of the Document Review Period, by providing Swartz written notice of such rejection (an "Unacceptable Document Notice"). Such notice may be properly given by facsimile or by common courier. Swartz shall return the Commitment Warrant within 2 business days of receipt of such Unacceptable Document Notice and the Equity Line commitment by Swartz shall be terminated. In the absence of a Due Diligence Notice (as defined below) by Swartz or an Unacceptable Document Notice by Medical Industries being transmitted by the appropriate party prior to the end of the "Document Review Period," the Commitment Warrant shall irrevocably vest with Swartz, subject only to a Partial Warrant Return, as defined below.

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3. CANCELLATION OF WARRANT BY HOLDER. During Medical Industries' 10 business day
Document Review Period, Swartz shall conduct its Due Diligence of Medical Industries in order to finalize its commitment to the Equity Line transaction.
In the event that Swartz notifies Medical Industries in writing during such period that, based upon its due diligence review, Swartz elects not to proceed with the obligations under the Equity Line (a "Due Diligence Notice"), this Agreement and the Commitment Warrants shall become null and void and Swartz shall return the Commitment Warrants to Medical Industries.

4. PARTIAL WARRANT RETURN AND EQUITY LINE COMMITMENT CANCELLATION. In the event that (i) the Company has filed a registration statement ( "Registration Statement") covering the resale of the common shares issuable in conjunction with the Equity Line and issuable upon exercise of the warrants by the date that is 45 days after the date of execution by the Company of the Closing Documents,
(ii) the Company has used its reasonable best efforts to have the Registration Statement declared effective and has responded to any comments from the Securities and Exchange Commission within 30 days of receipt thereof, AND (iii) a Registration Statement has not been declared effective by the date that is 6 months from the date that the registration statement was filed, then Swartz shall return 40% of the Commitment Warrants (a "Partial Warrant Return") to Medical Industries and Swartz's Equity Line Commitment shall be cancelled and Swartz shall not be entitled to receive any Additional Warrants or Makeup Warrants thereafter. The provisions in this section may be waived or suspended by mutual agreement between both parties.

5. ISSUANCE OF ADDITIONAL WARRANTS. The Company agrees that on each 6-month anniversary of the date of execution of the Closing Documents (the "Closing Date"), for 1 year following the Closing Date, it shall issue additional warrants (the "Additional Warrants"), also in the form of EXHIBIT A, to Swartz under the following circumstances and in the following amounts:

      (1) In the event that the Company issues shares of common stock in conjunction with any acquisitions consummated on or after May 13, 1999, Swartz shall receive Additional Warrants in an amount equal to .0264 multiplied by the number of shares of common stock (up to 30 million shares) issued in conjunction with such acquisitions (excluding shares to be issued for the acquisition of CyberCare, Inc., and excluding either (i) shares to be issued for the acquisition of MedVentures, Inc., or, (ii) in lieu thereof, excluding up to 6 million shares to be issued in a similarly valued acquisition).

      (2) In the event that Medical Industries conducts a reverse stock split on or before the date that is one (1) year after the Closing Date for the Equity Line, such that the total aggregate number of warrants issued to Swartz to date (including the Commitment Warrants and any Additional Warrants), as adjusted for the stock split(s), is less than the Minimum Warrant Amount stated below, Swartz shall receive a number of additional warrants ("Make Up Warrants") such that the aggregate number of warrants issued to Swartz shall equal the Minimum Warrant Amount.

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          NUMBER OF COMMON SHARES OUTSTANDING                      MINIMUM
     IMMEDIATELY FOLLOWING THE REVERSE STOCK SPLIT              WARRANT AMOUNT
     ---------------------------------------------              --------------

                Greater than 8,000,000                          300,000 shares
                  Less than 8,000,000                           250,000 shares


      The initial exercise price of the Additional Warrants and the Makeup Warrants shall equal one hundred fifteen percent (115%) of the average of the Closing Bid Prices of the Company's Common Stock for the five (5) trading days immediately preceding the date of their Date of Issuance.

      5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Securities Exchange Act of 1934, which matters shall be construed and interpreted in accordance with such laws.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this ___day of June, 1999.


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MEDICAL INDUSTRIES OF AMERICA, INC.               SUBSCRIBER:
                                                  SWARTZ PRIVATE EQUITY, LLC.


By: __________________________                    By: __________________________
    Paul C. Pershes, President                    Eric S. Swartz, Manger


Address: Medical Industries of America, Inc.      1080 Holcomb Bridge Road
Attn: Paul C. Pershes, President                  Bldg. 200, Suite 285
1903 S. Congress Avenue, Suite 400                Roswell, GA 30076
Baynton Beach, FL 33426                           Telephone: (770) 640-8130
Telephone (561) 737-2227                          Facsimile: (770) 640-7150
Facsimile (561) 265-2869

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